EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  March 30, 2006

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-215-5200 ext. 201

Jacobs Entertainment, Inc. Reports Fourth Quarter and

Year-End Results for 2005

GOLDEN, Colorado — Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced audited financial results for its fourth quarter and year ended December 31, 2005.

Net revenues for the fourth quarter of 2005 were $65.6 million compared to $49 million in the fourth quarter in the previous year.  Net income for the fourth quarter of 2005 was $2.3 million compared to a net loss of $901,000 in the same quarter in the previous year.  EBITDA for the fourth quarter ended December 31, 2005 was $11.2 million compared to $6.6 million for the fourth quarter of the prior year.

Net revenues for the year ended December 31, 2005 were approximately $234 million compared to $194 million for the year ended December 31, 2004.  Net loss for the year ended December 31, 2005 was $4.7 million compared to net income of $3.9 million for the previous year.  EBITDA for the year ended December 31, 2005 was approximately $29 million compared to $33.5 million for the prior year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results.  The conference call will be held at 3:00 p.m. Eastern Time on Friday, March 31, 2006, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for Jacobs Entertainment, Inc. (JEI) and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Friday, March 31, 2006 at 3:00 p.m. Eastern Time, please dial (800) 289-0498 and give confirmation code #5978042.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Friday, March 31, 2006 at 6:00 p.m. Eastern Time.  To access the replay, please dial (888) 203-1112 and reference the confirmation code #5978042.  The replay will run until 1:00 a.m. Eastern Time, Friday, April 7, 2006.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, nine related off-track wagering facilities and eleven truck plaza video gaming facilities located in Louisiana and a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

-more-

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED
INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Casinos	$28,522	$26,454	$115,607	$108,347
Truck stops	14,098	6,344	37,432	24,842
Pari-mutuel	8,826	7,914	35,988	32,946
Food, beverage	4,946	4,376	19,774	17,964
Fuel	11,868	6,617	37,361	21,690
Convenience store, hotel & other	3,073	2,202	11,096	8,538
Promotional allowances	(5,748)	(4,843)	(23,175)	(20,175)
Net revenues	$65,585	$49,064	$234,083	$194,152

Total costs and expenses	$57,545	$45,073	$216,173	$170,620

EBITDA*	$11,175	$6,557	$28,915	$33,490

Net (loss) income	$2,299	$(901)	$(4,745)	$3,891

SELECTED

BALANCE SHEET DATA

	December 31,	December 31,
	2005	2004

Total assets	$278,753	$252,266
Total liabilities	$210,951	$177,662
Stockholders’ equity	$67,802	$74,604

*EBITDA  (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Management internally evaluates the performance of its properties using EBITDA measures, as do most analysts following the gaming industry.  EBITDA is also a component of certain key financial covenants in our debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION TO NET INCOME

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net (loss) income as reported above	$2,299	($901)	($4,745)	$3,891
Add:
Interest, net	5,741	4,892	22,232	19,641
Depreciation and amortization	3,135	2,566	11,005	9,958
Income Tax Expense	0	0	423	0
EBITDA	$11,175	$6,557	$28,915	$33,490

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